Heartland Financial USA, Inc. Dividend Reinvestment and Stock Purchase Plan Authorization Form

Exhibit 99.2

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Check the participation option in which you wish to enroll. Under each of the options, a Plan participant may make cash investments at any time. The minimum amount that will be accepted is $150. Cash payments, in aggregate, may not exceed $25,000 per quarter per account. If no participation option is indicated, the account will be enrolled in Full Dividend Reinvestment.

FULL DIVIDEND REINVESTMENT

☐	Reinvest all dividends payable on all shares including book-entry and Plan shares.

PARTIAL DIVIDEND REINVESTMENT

☐	Reinvest dividends on ______________ shares and send cash dividends on the balance of shares. (Direct Deposit available – Complete a Direct Deposit Authorization form.)

☐	Send cash dividends on all certificated or book entry shares and reinvest the dividends on all Plan shares. (Direct Deposit available – Complete a Direct Deposit Authorization form.)

CASH INVESTMENT

If you are currently a Stockholder, you may make optional cash payments (minimum $150, maximum $25,000 per quarter) to purchase shares of common stock in accordance with the terms and conditions of the Plan.

☐	Attached is a check or money order for $ ___________________

(Make check payable to Heartland Financial USA, Inc.)

Over

AUTOMATIC INVESTMENT

☐	If you would like to purchase additional Heartland Financial USA, Inc. common stock for your account automatically through quarterly deductions from your checking or savings account on the first business day of each dividend payment month, please indicate the amount below. Automatic Investment authorization must be received five days prior to the last business day of the month preceding the dividend payment date to be processed for the next investment date. Enrollment forms received later than this will be included in the following quarter’s investment date.

Quarterly Automatic Payment Amount (min. $150, max. $25,000) $ __________

Bank Name _______________________________ Bank Telephone _______________

Nine-digit ABA Transit Routing Number __________________________________

Bank Account Number _____________________________ ☐ Checking ☐ Savings

(Cancellation or changes must be made in writing.)

SHARE SAFEKEEPING ONLY

☐	Deposit certificates for safekeeping only (book entry) – No Reinvestment. (Complete a Safekeeping Deposit form.)

☐	Deposit certificates for safekeeping (book entry) and enroll me in the Plan as indicated on the reverse side. (Complete a Safekeeping Deposit form.)

Stockholder Signature	Date

Stockholder Signature	Date

Stockholder Signature	Date

     NOTE: ALL OWNERS LISTED ON THE ACCOUNT MUST SIGN THIS FORM.

RETURN THE SIGNED AUTHORIZATION FORM ALONG WITH OTHER REQUIRED DOCUMENTS IN THE ENVELOPE PROVIDED TO:

ADMINISTRATION DEPARTMENT
HEARTLAND FINANCIAL USA, INC
1398 CENTRAL AVE
PO BOX 778
DUBUQUE IA 52004-0778
(563) 589-2100